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(REPUBLIC LETTERHEAD)


FOR IMMEDIATE RELEASE                   CONTACT:    GREGORY K. FAIRBANKS
                                                    (954) 627-6000 - REPUBLIC

                                                    STEVEN R. BERRARD
                                                    (954) 627-5100 - AUTONATION

            REPUBLIC INDUSTRIES, INC. ANNOUNCES INTENTION TO ACQUIRE
                                 AUTONATION USA

        Ft. Lauderdale, Florida (March 29, 1996)--Republic Industries, Inc. (NASDAQ:RWIN) today announced its intention to acquire AutoNation USA in a transaction valued at approximately $250 million. The proposed transaction is subject to the execution of a definitive agreement, final approval by the Boards of Directors of both companies, and other customary closing conditions, including regulatory approvals. It is contemplated that Republic will issue approximately 8.7 million shares of its common stock in connection with the transaction, based on a price of $28.625 per share.

        Republic's Board of Directors today appointed a Special Committee composed of disinterested outside directors to evaluate the proposed transaction and to determine whether the proposed transaction is in the best interests of the company and all of its stockholders. The Special Committee is chaired by Michael G. DeGroote.

        Upon closing of the transaction, it is expected that Steven R.
Berrard, Chief Executive Officer of AutoNation Incorporated, and formerly Chief Executive Officer of Blockbuster Entertainment Group, will be named President and Chief Operating Officer of Republic and will be appointed to Republic's Board of Directors. Harris W. "Whit" Hudson, currently President of Republic, is expected to be elevated to the office of Vice Chairman of Republic. Mr. Berrard will continue to serve as CEO of AutoNation and will devote the majority of his time to the development of AutoNation USA's Megastore concept and related businesses; Mr. Hudson will continue to handle his present responsibilities with respect to Republic's existing operations.

        H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic, stated "We are excited by the great opportunities that will result from the combination of AutoNation with Republic. The enormous potential of the AutoNation concept will complement Republic's strategy of building a diversified group of growth businesses in highly fragmented industries."
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Mr. Huizenga also commented "Steve Berrard brings a wealth of experience to
Republic's management team. He is an entrepreneur with a vision and is uniquely qualified to work with me and the rest of our management team in leading Republic into the future."

        Mr. Berrard stated "This is a very positive move for AutoNation USA. It allows us to execute our aggressive expansion plans while being backed by a strong growth company with a seasoned management team. As part of Republic, AutoNation USA will be well positioned to become a dominant player in the automobile industry."

        AutoNation USA is a privately-owned corporation developing a chain of Megastores for the sale of reconditioned-to-be-like-new vehicles in a customer-friendly environment. The company's "Better Way to Buy a Car" (TM) will offer no-haggle value prices on a vast selection of cars and trucks.

        Republic is a diversified services company operating in the solid waste and electronic security services industries.